Exhibit 10.5

TRINITY SUB INC.

August 9, 2019

Joseph L. Schocken
c/o Trinity Sub Inc.

Dear Joe:

We are pleased that you have agreed to serve as the Non-Executive Chairman of the Board of Directors of Trinity Sub Inc. (the “Company”). This letter sets forth the key terms and conditions for your service as Non-Executive Chairman. Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 9, 2019, by and among the Company, Trinity Merger Corp., a Delaware corporation, Trinity Merger Sub I, Inc., a Delaware corporation, Trinity Merger Sub II, LLC, a Delaware limited liability company, PBRELF I, LLC, a Washington limited liability company, BRELF II, LLC, a Washington limited liability company, BRELF III, LLC, a Washington limited liability company, BRELF IV, LLC, a Washington limited liability company, Pyatt Broadmark Management, LLC, a Washington limited liability company, Broadmark Real Estate Management II, LLC, a Washington limited liability company, Broadmark Real Estate Management III, LLC, a Washington limited liability company, and Broadmark Real Estate Management IV, LLC, a Washington limited liability company. For the avoidance of doubt, if the Merger Agreement is terminated in accordance with its terms or the Effective Time (as defined in the Merger Agreement) does not occur for any reason, this letter shall be null and void.

 1.       Position. You will serve as Non-Executive Chairman from the Closing (as defined in the Merger Agreement) until either you or the Board of Directors (the “Board”) provides written notice of your termination from such position (the ‘‘Term”); provided, however, in no event shall either party provide such written notice without cause prior to the one (1)-year period following the Effective Time. Upon your ceasing to serve as Non-Executive Chairman for any reason, you agree to resign as a member of the Board.

 2.       Cash Retainer. In exchange for your performance of services during the Term, the Company shall pay you a total of $650,000 over the two (2)-year period following the Effective Time, payable no less frequently than quarterly. For the avoidance of doubt, (i) such amount is inclusive of any director or other fees you otherwise are entitled to receive for serving on the Board, and (ii) such amount shall remain payable on the same schedule as in effect upon the date that the Term terminates whether or not you continue to serve as Non-Executive Chairman over the entire two (2)-year period. To the extent that the Term runs beyond the two (2)-year period following the Effective Date, you will be entitled to the customary annual fees for your service as both a member of the Board and the Non-Executive Chairman, in an amount deemed appropriate by the Board, for the remainder of the Term.

 3.       RSUs. You shall be granted 95,511 restricted stock units (“RSUs”) in the Company pursuant to the Company’s 2019 Stock Incentive Plan and an award agreement between you and the Company. The terms and conditions of the RSUs shall be governed by such Plan and award agreement.

 4.       Expenses. The Company shall reimburse you for all reasonable expenses incurred by you in the course of performing your duties under this letter which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

 5.       Service with Other Entities. You agree that, during the Term, you shall not provide services directly or indirectly to any entity that directly or indirectly competes with the businesses of the Company and its subsidiaries.

 6.       Non-Employee. During the Term, you shall not be an employee or officer of the Company. You shall not be eligible to participate in any employee benefit plan of the Company, and no amounts payable hereunder shall be subject to tax withholdings. Notwithstanding the foregoing, the Company will use commercially reasonable efforts to obtain the consent of its group health insurer to cover you under the Company’s group health plan during the Term, with such coverage to be at your sole cost if it is made available.

 7.       Commitment. During the Term, you will devote such reasonable time, attention, skill and efforts to the business and affairs of the Company as is necessary to discharge the duties and responsibilities assigned to you hereunder, and you shall serve the Company faithfully and to the best of your ability.

 8       Confidential Information. You agree that you will not, at any time, either during the Term or thereafter, disclose or use any Confidential Information, or permit any person to use, examine or make copies of any Confidential Information, except as may be required in your duties on behalf of the Company. You agree to take reasonable measures to protect the secrecy of, and avoid the disclosure and the unauthorized use of, any Confidential Information. For purposes hereof, the term “Confidential Information” means any confidential or proprietary information of the Company and its subsidiaries, which is not already or does not become generally available to the public (but not through any breach of confidentiality by you), whether contained in documents, electronic media or other forms, including, but not limited to, information about materials, procedures, inventions, processes, manufacturing, expertise, customer lists, potential customer lists, customer data, financial data, vendors, marketing plans, and trade secrets. Confidential Information shall also include personal information of the Company’s and its subsidiaries’ customers, clients, employees, and vendors.

 9.       Entire Agreement/Governing Law. This letter supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, and constitutes the complete agreement between you and the Company regarding your position as Non-Executive Chairman. This letter may not be amended or modified, except by an express written agreement of the parties. This letter shall be construed, interpreted and governed by the law of the State of Maryland, without giving effect to principles regarding conflict of laws.

10.     Counterparts. This letter may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

 11.     Headings. Headings in this letter are for reference only and shall not be deemed to have any substantive effect.

 We are thrilled to have you in a leadership role during this exciting time for the Company. Please confirm your agreement to the terms specified in this letter by signing below.

Sincerely,

/s/ Sean A. Hehir
For the Board

AGREED AND ACKNOWLEDGED:

/s/Joseph L. Schocken
Joseph L. Schocken